Exhibit 16.1

November 20, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by B. Riley Principal Merger Corp. II (n/k/a Eos Energy Enterprise, Inc.) under Item 4.01 of its Form 8-K dated November 20, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of B. Riley Principal Merger Corp. II (n/k/a Eos Energy Enterprise, Inc.) contained therein.

Very truly yours,